Exhibit 99.1
Opiant Pharmaceuticals Announces Positive Top-line Results of Confirmatory Pharmacokinetic (PK) Study for OPNT003, Nasal Nalmefene, a Novel Investigational Treatment for Opioid Overdose

•Data demonstrate rapid absorption and higher plasma concentrations versus an intramuscular injection (p<0.0001)

•Results confirm findings of initial pilot PK study

SANTA MONICA, Calif., July 6, 2021 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT) today announced positive top-line results from its confirmatory pharmacokinetic (“PK”) study for OPNT003, nasal nalmefene, for opioid overdose.

The study was conducted in 68 healthy subjects and compared OPNT003, nalmefene hydrochloride nasal spray, 3 mg, (“nasal nalmefene”), with an intramuscular nalmefene hydrochloride injection, 1 mg, which was the comparator previously agreed upon with the U.S. Food and Drug Administration (“FDA”). According to an initial analysis, the top-line data demonstrated that nasal nalmefene achieved significantly higher plasma concentrations compared to an intramuscular injection (p<0.0001). The time for nasal nalmefene to achieve maximum plasma concentrations (Tmax) was consistent with data from the previously completed pilot study (~15 minutes). The maximum plasma concentration (Cmax) was higher than observed in the pilot study, and the plasma half-life of nasal nalmefene (~11 hours) was consistent with reported values following other routes (oral and parenteral) of administration. Naloxone, currently the only FDA-approved treatment for opioid overdose, has a half-life of approximately 2 hours.

“We are very pleased with the results of this confirmatory PK study. Importantly, the data are consistent with the findings of our initial pilot study,” said Roger Crystal, M.D., CEO and President, of Opiant. “In the United States, where we’ve seen the opioid epidemic worsen during COVID-19, the nationwide spread of potent illicit synthetic opioids, such as fentanyl, which is 50 times stronger than heroin, with a half-life more than seven hours1, is driving significant numbers of opioid overdose deaths. A rescue agent with a rapid onset and a long half-life, is critical to saving lives from overdose. We now look forward to the PD data later in the year.”

In April, Opiant initiated a pharmacodynamic (“PD”) study in healthy subjects comparing OPNT003 with nasal naloxone in reversing the respiratory depression produced by the synthetic opioid, remifentanil2. The Company anticipates the availability of top-line data in the fourth quarter of 2021. Both PK and PD data will form the basis of a New Drug Application submission using the 505(b)(2) regulatory pathway previously agreed upon with the FDA by year end, or first quarter 2022. The development of OPNT003 is supported by grants from the National Institute on Drug Abuse, part of the National Institutes of Health (“NIH”), and the Biological Advance Research and Development Agency.

Deaths resulting from opioid overdose are at unprecedented levels. Projections from the Centers for Disease Control and Prevention report over 69,000 opioid overdose deaths in the 12 months through November 20203. Eighty percent, or 56,700 deaths, are linked to potent illicit synthetic opioids, particularly fentanyl. In 2017, the NIH leadership called for longer lasting and stronger

Exhibit 99.1
opioid overdose reversal agents in response to the potency of synthetic opioids and to confront this escalating public health crisis4.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose. For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the timing of receipt of PD data and the filing of an NDA for OPNT003 and the drug candidate’s potential as an opioid overdose reversal agent. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 4, 2021, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

References

1.Ahonen J, Olkkola KT, Hynynen M, Seppälä T, Ikävalko H, Remmerie B, Salmenperä M. Comparison of alfentanil, fentanyl and sufentanil for total intravenous anaesthesia with propofol in patients undergoing coronary artery bypass surgery. Br J Anaesth. 2000 Oct;85(4):533-40. doi: 10.1093/bja/85.4.533. PMID: 11064610.
2.https://clinicaltrials.gov/ct2/show/NCT04828005?term=opiant&draw=2&rank=1
3.NCHS, National Vital Statistics System
4.Volkow, N., Collins, F. The Role of Science in Addressing the Opioid Crisis. N Engl J Med. 2017. 377:391-394

For Media and Investor Inquiries:
Ben Atkins, Opiant
(310) 598-5410
batkins@opiant.com